Exhibit 10.1

RESTRICTED STOCK AWARD AGREEMENT

THIS AWARD OF RESTRICTED STOCK made as of the [Date] by Photronics, Inc., a Connecticut corporation (hereinafter referred to as the “Company”), to [Name] (hereinafter referred to as the “Recipient”).

WITNESSETH

1)	The Company, in accordance with the allotment made by the Board of Directors or the Committee (the “Committee”) administering the Company’s 1996 Stock Option Plan (the “Plan”) and subject to the terms and conditions of the Plan, has granted on the date hereof to Recipient a restricted stock award (the “Award”) of [Number] shares of the Company’s Common Stock, par value $0.01 per share, conditioned upon the achievement of all of the terms and conditions set forth on Exhibit “A” hereto and subject to all of the specific terms and conditions set forth in this instrument of grant. Recipient acknowledges receipt of a copy of the Plan, all terms and conditions of which are incorporated herein by reference.

2)	The shares subject to the Award shall be forfeited unless all of the terms and conditions set forth in this instrument of grant (including the terms and conditions set forth on Exhibit “A” hereto) have been satisfied and complied with, or, to the extent permitted by the Plan, have been waived by the Committee. Until all risk of forfeiture of the shares subject to the Award shall have lapsed, the certificates representing such shares shall be held by the Company.

3)	Upon issuance in accordance with the Plan of the shares subject to the Award, Recipient shall, subject to the provisions of this instrument of grant and the Plan, have the rights of a stockholder with respect to such shares, including the right to vote such shares, but all dividends and distributions paid or made with respect to such shares shall be held by the Company subject to the restrictions, terms and conditions of this instrument of grant (including the terms and conditions set forth on Exhibit “A” hereto) and the Plan.

4)	The Company, following achievement of and compliance with all of the terms of this instrument of grant (including the terms and conditions set forth on Exhibit “A”, hereto) and the Plan, will cause certificates for the shares subject to the Award to be delivered to Recipient, registered in the name of Recipient, and, if deemed necessary by counsel to the Company, legended to evidence any commitments given or restrictions imposed pursuant to this instrument or otherwise.

5)	Nothing in the Plan or this instrument of grant shall confer upon Recipient any right to continue in the employ of the Company or any of its present or future subsidiaries (as defined in Section 425(f) of the Internal Revenue Code of 1954, as amended [the “Code”], and, at times, called the “Subsidiaries”), or interfere in any way with the right of the Company or the Subsidiaries to terminate such employment at any time without liability to the Company or the Subsidiaries.

6)	Recipient, in accepting the Award, represents and agrees that, in the event of receipt of any shares subject to the Award:

(a)	The shares of Common Stock acquired will be acquired for investment and not with a view to the sale or distribution thereof; provided, however, that such restrictions shall be deemed removed and inoperative upon the registration under the Securities Act of 1933, as amended, of the shares of Common Stock subject to the Award; and,

(b)	Whenever, in connection with the issuance, transfer or delivery of shares of Common Stock under the Plan on account of Recipient, there is any Federal, state or local tax withholding requirement, the Company shall have the right to require Recipient or his or her legal representative to remit to the Company at that time an amount sufficient to satisfy any such Federal, state and local withholding tax requirements, and whenever, under the Plan, payments are to be made by the Company in cash, such payments shall be net of an amount sufficient to satisfy any Federal, state and local withholding tax requirements.

7)	Until the shares subject to the Award are no longer subject to forfeiture, such shares shall not be transferable and may not be pledged or otherwise hypothecated. Subject to Paragraph (8) below, if at any time Recipient is no longer employed by the Company or a Subsidiary for any reason, all shares subject to the Award which then remain subject to forfeiture, and all dividends and distributions with respect to such shares, shall thereupon be forfeited and automatically transferred to and re-acquired by the Company at no cost to the Company. The Award shall not be affected by any change of employment so long as Recipient continues to be an employee of the Company or any Subsidiary or of a corporation or its parent or subsidiary issuing or assuming stock options of the Company in a transaction to which Section 425(a) of the Code applies. If Recipient is employed by a Subsidiary which, for any reason, ceases to be a Subsidiary, Recipient’s employment with such Subsidiary shall be deemed to be terminated on the date that such Subsidiary ceases to be a Subsidiary.

8)	Notwithstanding anything to the contrary contained herein, if Recipient’s employment is terminated with the consent of the Company or by reason of death, disability or normal retirement, the Committee may, in its sole discretion, deem that the restrictions, terms and conditions of this instrument of grant have been met for all or part of the shares subject hereto, subject to further terms and conditions, if any, as the Committee may determine.

9)	If, while an Employee or Director (as defined in the Plan) or at any time within one (1) year after Recipient ceases to be an Employee or Outside Director, Recipient engages in any activity in competition with any activity of the Company, including, but not limited to:

(a)	conduct related to the Recipient’s employment for which either criminal or civil penalties against the Recipient may be sought;

(b)	violation of Company policies, including, without limitation, the Company’s insider trading policy;

(c)	accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company, including employing or recruiting any present, former or future employee of the Company;

(d)	disclosing or mis-using any confidential information or material concerning the Company; or

(e)	participating in a hostile takeover attempt, then:

i)	the Award and any stock options and other restricted stock awards from the Company (collectively “Grants”) shall terminate effective the date on which Recipient enters into such activity, unless terminated sooner by operation of another term or condition of the Plan or the plan under which such Grants were granted;

ii)	the aggregate of the closing market value on the date the forfeiture provision expired for all shares subject to the restricted stock awards included in the Grants as to which the forfeiture provision expired within one (1) year prior to the date (the “Termination Date”) Recipient ceased to be an Employee or Outside Consultant or within one (1) year after the Termination Date shall be paid by the Recipient to the Company; and

iii)	the aggregate difference between the exercise price of options included in the Grants which were exercised within one (1) year prior to or after the Termination Date and the closing market value on the date of exercise of the shares subject to such options shall paid by the Recipient to the Company.

By accepting this Award, Recipient consents to a deduction from any amounts the Company owes the Recipient from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed by the Company), to the extent of the amounts the Recipient owes the Company under the foregoing paragraph. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Recipient owes it, calculated as set forth above, the Recipient agrees to pay immediately the unpaid balance to the Company. Recipient may be released from his/her obligations under this paragraph above only by the Board of Directors or the Compensation Committee of the Company.

10)	The Award and Recipient shall be subject to and bound by the terms and conditions of the Plan.

11)	This instrument of grant constitutes the entire obligation of the Company as to the subject matter hereof, superseding any and all prior written and prior or contemporaneous oral agreements or understandings.

12)	This instrument of grant shall be governed by the laws of the State of Connecticut applicable to contracts executed and to be performed wholly within such State and shall be binding upon and enure to the benefits of any successor or assignee of the Company.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

PHOTRONICS, INC.

By:
Vice President

Recipient:

[Name]

Date:

EXHIBIT “A”

(Award to Non Employee Directors)

The vesting of the Shares shall be subject to the following conditions:

ONE-QUARTER	of the shares shall vest three (3) months after the date of this grant so long as Recipient is still a Director of the Company

ONE-QUARTER	of the shares shall vest six (6) months after the date of this grant so long as Recipient is still a Director of the Company.

ONE-QUARTER	of the shares shall vest nine (9) months after the date of this grant so long as Recipient is still a Director of the Company.

ONE-QUARTER	of the shares shall vest twelve (12) months after the date of this grant so long as Recipient is still a Director of the Company.

EXHIBIT “A”

(Award to Chief Executive Officer)

The vesting of the Shares shall be subject to the following conditions:

ONE-THIRD	of the shares shall vest on the first anniversary after the date of this grant so long as Recipient is still an Employee of the Company

ONE-THIRD	of the shares shall vest on the second anniversary after the date of this grant so long as Recipient is still an Employee of the Company.

ONE-THIRD	of the shares shall vest on the third anniversary after the date of this grant so long as Recipient is still an Employee of the Company.